Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ELECTS PHILIPPE CHEVRIER
AS CHIEF OPERATING OFFICER

STAMFORD, CT, January 27, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that Philippe Chevrier has been elected as Executive Vice President and Chief Operating Officer of the Company effective February 3, 2025.

“We are excited to welcome Philippe to the Silgan Team, where he will join our Executive Office. The Executive Office is a small, collaborative team that has been an instrumental part of Silgan’s long-term success by setting strategic direction, providing collaborative oversight to our operating teams and managing our corporate activities to allow our businesses to focus on meeting the unique needs of our customers,” said Adam Greenlee, President and Chief Executive Officer. “Philippe’s track record of professional accomplishments, broad operational skillset and significant international business experience will add additional depth to and fit well with our collaborative model, and we look forward to his many contributions going forward,” concluded Mr. Greenlee.

Mr. Chevrier most recently served as President of the Americas and Global Fibers business of Hexcel Corporation, a publicly traded, global leader in the manufacture of advanced lightweight composite materials. Prior to joining Hexcel, Mr. Chevrier spent 20 years at Honeywell International Inc., including 15 years in its Aerospace business where he quickly progressed to leading several large operating units as a member of the Honeywell Aerospace Leadership Team.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187